Exhibit 10.1
****Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) is entered into as of February 15, 2007, by and between Silicon Integrated Systems Corporation, a California corporation (“Buyer”) ESS Technology, Inc., a California corporation (“US Seller”) and ESS Technology International, Inc., a Cayman corporation (“Cayman Seller”, and collectively with US Seller, “Seller”).
AGREEMENT
     In consideration of the mutual agreements, representations, warranties and covenants set forth below, Buyer and Seller agree as follows:
1. Definitions.
     1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) “Affiliate” means with respect to any Person, a Person directly or indirectly controlling or controlled by or under common control with such Person. For these purposes, “control” shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of the subject entity, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of the subject entity, or in the event such entity resides in a country where such level of ownership is not permitted, the maximum percentage ownership therein allowed.
          (b) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement and the SiS-Cayman Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in (i) any acquisition, purchase or transfer, direct or indirect, of the Assets to be transferred and sold hereunder or of the intangible assets of Seller or of the Transferred Employees to be transferred pursuant to the terms hereof, and (ii) any transaction, including without limitation, a merger, consolidation, share exchange, business combination, sale of substantially all assets of Seller, or tender offer, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or the SiS-Cayman Agreement or dilute materially the benefits to Buyer or SiS-Cayman of the transactions contemplated hereby or by the SiS-Cayman Agreement.
          (c) “Business” means the business of designing, developing, modifying and enhancing, manufacturing, having manufactured, marketing and distributing Products that are designed to: (i) support all current or future video and/or audio formats for play-back from optical or other media (except for applications in the Restricted Field of Use); or (ii) principally control blue-laser based optical drives, but which may also support red-laser based optical drives as a matter of backward compatibility, and all derivatives thereof, as well as Products designed to support any successor formats or standards, and the provision of services relating thereto.
          (d) “Buyer Products” means any Products designed, developed, modified, enhanced, manufactured, marketed and distributed by or on behalf of Buyer or an Affiliate that are primarily used in the Business, including all successor products and new versions thereof for use in the Business, and includes the provision of services related to such Products.
          (e) “Closing” means the consummation of the transactions contemplated hereby.
          (f) “Closing Date” means the date of the Closing.
          (g) “Code” means the Internal Revenue Code of 1986, as amended.
          (h) “Confidential Information” means nonpublic information that a party to this Agreement (“Disclosing Party”) designates in writing as being confidential to the party that receives such information (“Receiving Party”). “Confidential Information” includes, without limitation, information in tangible or intangible form relating to and/or including released or unreleased Disclosing Party software or hardware products, the marketing or promotion of any Disclosing Party product, Disclosing Party’s business policies or practices, and information received from others that Disclosing Party is obligated to treat as confidential. Confidential Information which is disclosed in tangible form shall be marked as “confidential” or words of similar import. Confidential Information which is disclosed verbally shall be designated as “confidential” by the Disclosing Party when disclosed. Notwithstanding the foregoing, the failure by the Disclosing Party to designate any tangible or intangible information as Confidential Information shall not give the Receiving Party the right to treat such information as free from the restrictions imposed by Section 6.17 of this Agreement if the circumstances would lead a reasonable person to believe that such information is Confidential Information. Except as otherwise indicated in this Agreement, the term “Disclosing Party” also includes all Affiliates of the Disclosing Party and, except as otherwise indicated, the term “Receiving Party” also includes all Affiliates of the Receiving Party. Confidential Information shall not include any information, however designated, that: (i) is or subsequently becomes publicly available without Receiving Party’s breach of any obligation owed to Disclosing Party; (ii) became known to Receiving Party prior to Disclosing Party’s disclosure of such information to Receiving Party pursuant to the terms of this Agreement without an obligation of confidentiality prior to the Disclosing Party’s disclosure; (iii) became known to Receiving Party from a source other than Disclosing Party other than by the breach of an obligation of confidentiality owed to Disclosing Party; or (iv) is independently developed by Receiving Party.
          (i) “GAAP” means generally accepted accounting principles of the United States as set forth by the Financial Accounting Standards Board.
          (j) “Governmental Authorizations” means the permits, authorizations, consents or approvals of any Governmental Entity that are a condition to the lawful consummation of the transactions contemplated hereby listed on Schedule 1.1(i) to this Agreement.

          (k) “Governmental Entity” means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).
          (l) “Knowledge” means that which is known by a Person and that of which a Person should have constructive knowledge after conducting a reasonable examination of all matters relating thereto.
          (m) “Lien” means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge or other third-party claim of any kind.
          (n) “Material Adverse Effect” with respect to a Person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations, or prospects of such Person and its Affiliates, taken as a whole, or an effect which prevents or materially delays a Person’s ability to consummate the transactions contemplated by this Agreement.
          (o) “Person” means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.
          (p) “Products” means semiconductor products, components, or boards or assemblies incorporating such semiconductor products.
          (q) “Purchased Assets” has the meaning set forth in section 2.1.
          (r) “Restricted Field of Use” means the business of designing, developing, modifying and enhancing, manufacturing, having manufactured and distributing standalone Products used for the sole purpose of supporting current DVD optical disc technologies that utilize red laser technology to read and write data, including desktop/portable DVD players, mini-combo DVD players, DVD home theater systems and automotive DVD players which utilize such technology.
          (s) “SiS-Cayman Agreement” means that certain Asset Purchase Agreement of even date herewith between Seller and Silicon Holding Limited, a company organized under the laws of the Cayman Islands and an Affiliate of Buyer (“SiS-Cayman”), pursuant to which SiS-Cayman is acquiring substantially all the intangible assets of the Business.
          (t) “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Business or the Purchased Assets or which could become a charge against or lien on any of the Purchased Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.
          (u) “Transferred Employee” means any employee who was employed by Seller in the Business as of December 31, 2006, who received and accepted an offer of employment by Buyer or an Affiliate of Buyer, or a designated co-employer of any of the foregoing (each, a “Buyer Party”), to commence work for such Buyer Party effective as of 12:01 a.m. on January 1, 2007 and who transferred employment to Buyer Party pursuant to such offer. Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks..
          (v) “Transition Services Agreement” means each agreement between Seller and Buyer (or an Affiliate of Buyer) dated as of January 1, 2007, pursuant to which Seller has agreed to provide Buyer (or its indicated Affiliate) with certain transition services in accordance with the terms thereof.
2. Sale and Purchase
     2.1 Transfer of Purchased Assets. Subject to the terms and conditions of this Agreement, Seller shall sell, assign, grant, transfer, and deliver (or cause to be sold, assigned, granted, transferred and delivered) to Buyer, or to any Affiliate of Buyer designated by Buyer, and Buyer shall purchase and accept from Seller as of the Closing Date, free and clear of all Liens, all of the Seller’s rights, title and interest in and to all of the following assets, properties and business of Seller as the same shall exist on the Closing Date (the “Purchased Assets”):
          (a) all tangible personal property and leases of and other interests in tangible personal property exclusively related to the Business, including, without limitation, the items listed on Schedule 2.1(a);
          (b) all rights under contracts, agreements, leases and other interests in real and personal property, licenses, commitments, sales and purchase orders and other instruments, set forth on Schedule 2.1(b) (collectively the “Contracts”);
          (c) all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under warranties;
          (d) all permits, authorizations, consents and approvals of any Governmental Entity exclusively related to the Business, including without limitation, the items listed on Schedule 2.1(d) (the “Permits”);
          (e) all personnel and employment records relating to Transferred Employees; and

          (f) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer, together with its Affiliates, is the successor to the Business.
     2.2 Excluded Assets. Buyer agrees that the assets of Seller set forth on Schedule 2.2 which are not expressly covered by Section 2.1 shall be excluded from the Purchased Assets (the “Excluded Assets”).
     2.3 Assumed Liabilities. Effective as of the Closing, Buyer (or its designated Affiliate(s), as the case may be) in accordance with Section 3.2 shall, without any further responsibility or liability of or recourse to Seller or any of Seller’s Affiliates, subsidiaries, stockholders, officers, directors, employees, agents, successors or assigns, absolutely and irrevocably assume, pay, perform and be liable and responsible for any and all of the following liabilities (collectively, the “Assumed Liabilities”):
          (a) all liabilities and obligations arising after the Closing Date with respect to the Purchased Assets, provided however, that all liabilities arising prior to the Closing Date with respect to the Purchased Assets and all unperformed or unmatured obligations and covenants of Seller incurred by Seller prior to the Closing Date with respect to the Purchased Assets shall remain the sole responsibility of Seller; and provided further that any claim arising after the Closing Date that would not have occurred but for the inaccuracy of a representation or warranty of Seller hereunder shall also remain the sole responsibility of Seller.
     2.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be liable for, and Seller and its Affiliates shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller and its Affiliates, whether known or unknown, accrued or not accrued, fixed or contingent, including without limitation, the following (collectively, with the foregoing, the “Excluded Liabilities”):
          (a) Any liability for breaches by Seller or any of its Affiliates on or prior to the Closing Date of any contract or any other instrument, contract or purchase order or any liability for payments or amounts due under any Contract or any other instrument, contract or purchase order on or prior to the Closing Date;
          (b) Any liability or obligation for Taxes attributable to or imposed upon Seller or any of its Affiliates, or attributable to or imposed upon the Purchased Assets for any period (or portion thereof) up to but excluding the Closing Date, other than transfer taxes, sales, value-added or other similar taxes on the Purchased Assets directly attributable to or arising from the transactions contemplated by this Agreement (for purposes of determining the amount of Taxes attributable to the period up to the Closing Date, the amount of any Taxes based on or measured by income or receipts shall be determined based on a closing of the books as of the close of business on the day before the Closing Date, and the amount of other Taxes shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day before the Closing Date and the denominator of which is the number of days in such entire taxable period);

          (c) Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any of its Affiliates, including any such liabilities owed to Affiliates of Seller;
          (d) Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the Closing Date by or on behalf of Seller or any of Affiliates, including, without limitation, any liability for infringement of intellectual property rights, breach of product warranty, injury or death caused by products, or violations of federal or state securities or other laws;
          (e) Any liability or obligation arising on or prior to the Closing Date out of any “employee benefit plan,” as such term is defined by the Employee Retirement Income Security Act of 1974 (“ERISA”) or other employee benefit plans;
          (f) Any liability or obligation for making payments of any kind (including as a result of the sale of Purchased Assets or as a result of the termination of employment by Seller of employees, or other claims arising out of the terms and conditions of employment with Seller, or for vacation or severance pay or otherwise) to employees of Seller or in respect of payroll taxes for employees of Seller;
          (g) Any liability of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby;
          (h) Any liability of Seller arising out of the violation of or failure to comply with any environmental laws applicable to any aspect of the Business; and
          (i) Any costs or expenses of Seller incurred in connection with shutting down, deinstalling and removing equipment not purchased by Buyer, and the costs associated with all contracts and agreements not assumed by Buyer.
     2.5 Purchase Price. Subject to the performance by Seller of all of its obligations under this Agreement (including delivering all documents required to be delivered) at the Closing, in consideration of the acquisition of the Purchased Assets under Section 2.1, Buyer agrees to deliver to Seller evidence that Buyer has cut a check in the amount of $50,000.00 (the “Purchase Price”) payable to Seller which check shall be delivered to Seller within seven (7) business days of the Closing Date, and Buyer agrees to assume the Assumed Liabilities.
     2.6 Allocation of Purchase Price. The Purchase Price shall be allocated [*****] to the tangible personal property acquired pursuant to this Agreement for purposes of complying with the requirements of Section 1060 of the Code and the regulations thereunder. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical and supplemental Internal Revenue

**** Confidential Treatment Requested.

Service Forms 8594 (and corresponding state tax forms) consistent with such allocation of the Purchase Price. If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation. For purposes of this allocation, no value is being attributed to goodwill or going concern, covenant not to compete or contingent or assumed liabilities.
3. Closing
     3.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on such date, as soon as practicable after all conditions precedent in Sections 8 and 9 have been satisfied or waived, as the parties may agree (the “Closing Date”), but in any case, no later than February 28, 2007, provided however that the parties may mutually agree to extend the time permitted to effect the Closing beyond February 28, 2007.
     3.2 Actions at the Closing. At the Closing, Seller shall deliver the Purchased Assets to Buyer, Buyer shall deliver the Purchase Price to Seller, and Buyer and Seller shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:
          (a) Bill of Sale; Transfer Documents. Seller shall deliver to Buyer a general Bill of Sale substantially in the form attached as Exhibit A and any other transfer documents as may be required or desirable to effect the transfer of any of the Purchased Assets to Buyer (the “Transfer Documents”) in each case duly executed by Seller, and in the aggregate assigning to Buyer all of Seller’s right, title and interest in and to the Purchased Assets. Buyer may designate one or more of its Affiliates as the recipient of certain of the Purchased Assets, and as the party to assume certain of the Assumed Liabilities, in which case Seller shall transfer such Purchased Assets and Assumed Liabilities to Buyer or the Affiliate(s) designated by Buyer pursuant to such Transfer Documents.
          (b) Purchase Price. Buyer shall deliver to Seller evidence that Buyer has cut a check in the amount of the Purchase Price payable to Seller, which check shall be delivered to Seller within seven (7) business days of the Closing Date.
          (c) Title. Seller shall provide reasonable evidence of valid title to such of the Purchased Assets as Buyer may reasonably request in writing prior to the Closing, in form and substance reasonably satisfactory to Buyer.
          (d) Third Party Consents and Assignments. Seller shall deliver to Buyer any assignments and the Required Consents (as defined below) to assignment, that it has obtained in respect of any Purchased Assets, duly executed by parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request, as well as a written confirmation from such third parties that the Purchased Assets are in good standing.

          (e) Seller Documents. At the Closing, Seller shall deliver to Buyer any and all documents required to satisfy the conditions set forth in Section 9 of this Agreement and any other closing documents reasonably requested by Buyer.
          (f) Buyer Documents. At the Closing, Buyer shall deliver to Seller any and all documents required to satisfy the conditions set forth in Section 8 of this Agreement and any other closing documents reasonably requested by Seller.
          (g) Post-Closing Actions. Subsequent to the Closing Date, Seller shall, and shall cause any Affiliate of Seller to, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to and vesting in Buyer of Seller’s and any of Seller’s Affiliates’ right, title and interest in and to the Purchased Assets, free and clear of all Liens in accordance with the terms of this Agreement.
4. Representations and Warranties of Seller
     Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Seller Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. In all other respects, each representation and warranty set out in this Section 4 is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date, is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing the Buyer to enter into this Agreement. Except as otherwise set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as follows:
     4.1 Organization, Standing and Power. US Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Cayman Seller is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. Seller has the requisite corporate power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to carry on the Business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. US Seller has previously delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of US Seller as presently in effect. Cayman Seller has delivered to Buyer true and complete copies of the Articles of Association and related charter documents of Cayman Seller as presently in effect.

     4.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors and shareholders of Seller, and no other act or proceeding on the part of or on behalf of Seller or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.
     4.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.
     4.4 Consents and Approvals of Governmental Entities. Other than the Governmental Authorizations there is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.
     4.5 No Violation. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets may be bound, (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or by which any properties or assets of Seller may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller from any Governmental Entity. No “bulk sales” legislation applies to the transactions contemplated by this Agreement.

     4.6 Consents. Schedule 4.6 sets forth each agreement, contract, license or other instrument binding upon Seller requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (each a “Required Consent”).
     4.7 SEC Documents; Financial Information. Seller has delivered to Buyer a true and complete copy of all filings it has made with the Securities and Exchange Commission (“SEC”) since January 1, 2005 (the “SEC Documents”). The SEC Documents contain an audited consolidated balance sheet of Seller as of December 31, 2005 and the related audited consolidated statements of operations and cash flows for the year then ended and the Seller’s unaudited consolidated balance sheet as of September 30, 2006, and the related unaudited consolidated statements of operations and cash flows for the nine month period then ended. Seller has also provided its unaudited balance sheet as of September 30, 2006, a copy of which is set forth in the Seller Disclosure Schedule (the “Last Balance Sheet” and together with the SEC Documents, “Seller’s Financials”). Seller’s Financials, and the notes thereto are correct and complete in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other. Seller’s Financials present fairly the financial condition and operating results and cash flows of Seller as of the dates and during the periods indicated therein, subject, in the case of the unaudited statements, to normal year-end adjustments, which will not be material in amount or significance. Seller’s Financials accurately record the Purchased Assets as assets of Seller on each applicable balance sheets included in the SEC Documents as well as on the Last Balance Sheet. Since the date of the Last Balance Sheet, there has been no material change in Seller’s accounting policies and as of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and none of the SEC Documents nor the Last Balance Sheet contained any untrue statement of a material fact or omitted to state a material fact required to be state therein or necessary to make the statement made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC and provided to Buyer prior to the date hereof.
     4.8 No Undisclosed Liabilities. The Purchased Assets do not have any liability, Lien, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type associated with them, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required by GAAP to be reflected in the Seller’s Financials) which (i) have not been reflected in the Last Balance Sheet or the US Seller’s annual report on Form 10-K, or (ii) have not arisen in the ordinary course of the Seller’s business since the date of the Last Balance Sheet, and are disclosed in the Seller Disclosure Schedule.
     4.9 Assets Generally.
          (a) The Purchased Assets include all tangible properties and Contracts used by Seller in operating the Business and necessary for Buyer to operate the Business after the Closing Date. Other than the Required Consents (including without limitation required Contract assignments) and the Governmental Approvals, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyer to operate the Business and use the Purchased Assets in the manner in which Seller has operated the same.
          (b) Seller holds good and marketable title, license to or leasehold interest in all of the Purchased Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Purchased Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Purchased Assets free and clear of any Liens and there exists no restriction on the use or transfer of the Purchased Assets, except as may be assumed hereunder by Buyer as an Assumed Liability or as may otherwise be expressly disclosed in Schedule 4.9(b) hereto. No Person other than Seller has any right or interest in the Purchased Assets, including the right to grant interests in the Purchased Assets to third parties, except for Purchased Assets licensed or leased from third parties which are set forth in the Seller Disclosure Schedule and identified as such.
          (c) None of the Purchased Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, Lien, or other title retention or security arrangement.
          (d) Except as provided in this Agreement, no restrictions will exist on Buyer’s right to sell, resell, license or sublicense any of the Purchased Assets or engage in the Business, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.
          (e) All of the Purchased Assets are in operating condition and repair, as required for their use in the Business as presently conducted, and conform to all applicable laws, and no notice of any violation of any law relating to any of the Purchased Assets or Assumed Liabilities has been received by Seller.
     4.10 Intellectual Property.
          (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the continued conduct by Buyer after the Closing Date of the Business as presently conducted by Seller and the incorporation of any intellectual property of the Business in any product of Buyer or an affiliate of Buyer) will not breach, violate or conflict with any instrument or agreement governing any intellectual property necessary or required for, or used in, the conduct of the Business as presently conducted and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such intellectual property or in any material way impair the right of Buyer or any of its affiliates to use, sell, license or dispose of, or to bring any action for the infringement of, any such intellectual property or portion thereof;
          (b) Seller has not received any notice asserting that any of the Purchased Assets or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, and to Seller’s knowledge there is no basis for any such assertion.

     4.11 Licenses and Permits. Seller holds all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to the Business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to the Purchased Assets (at their current level of development and use). The Business is in compliance with all federal, state, local and foreign laws, ordinances, governmental rules and regulations relating to the products manufactured by the Business or otherwise related to the Business and Seller has no reason to believe that any material consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate the Business are invalid or have been or are being suspended, canceled, revoked or questioned. There is no investigation or inquiry to which Seller is a party or, to Seller’s knowledge, pending or threatened, relating to the Business and its compliance with applicable foreign, state, local or foreign laws, ordinances, governmental rules or regulations. Each such consent, approval, registration, certification, authorization, permit or license is transferable and shall be transferred to Buyer in accordance with the terms of this Agreement.
     4.12 Employees.
          (a) Schedule 4.12 sets forth the names, compensation levels and job titles of all of the employees of Seller currently engaged in the Business. All employees, consultants, officers, directors and shareholders of Seller or any Seller Subsidiary that have had access to the Purchased Assets are parties to a written agreement in Seller’s standard forms (copies of which have been provided to Buyer)(each, a “Confidentiality Agreement”), under which each such person or entity (i) is obligated to disclose and transfer to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Seller may be concerned, or relate to or are connected with the Business, products or projects of Seller, or involve the use of the time, material or facilities of Seller, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller. None of Seller’s employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Seller with regard to the Business or the Purchased Assets or that would conflict with the Business or the Purchased Assets. Neither the execution nor the delivery of this Agreement, nor the carrying on of the Business by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for Seller to utilize in the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To the Seller’s knowledge, none of Seller’s employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to the Purchased Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Purchased Assets by such previous employer which has resulted in Seller’s access to or use of such proprietary items included in the Purchased Assets, and pursuant to the transaction hereunder, Buyer will not gain access to or inadvertently make use of any such proprietary items.
          (b) Except for the Confidentiality Agreements, there are no written or oral contracts of employment between Seller and any Employee.
          (c) Seller is not a party to a collective bargaining agreement with any trade union, Seller’s employees are not members of a trade union certified as a bargaining agent with the Seller and no proceedings to implement any such collective bargaining agreement or certifications are pending.
     4.13 Employee Benefit and Compensation Plans. Buyer will incur no liability with respect to, or on account of, and Seller will retain any liability for, and on account of, any employee benefit plan of Seller, any of its Affiliates or any predecessor employer of any employee, including, but not limited to, liabilities Seller may have to such employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether “qualified” or “non-qualified,” or to any employee as a result of termination of employment by Seller as contemplated by this Agreement. Seller has not, with respect to any employee, maintained or contributed to, or been obligated or required to contribute to, any retirement or pension plan or any employee benefit plan. Seller is not a party to any collective bargaining agreement covering any employee and Seller knows of no effort to organize any such employee as a part of any collective bargaining unit. The Seller has complied with all of its obligations (including obligations to make contributions) in respect of the pension funds of which its employees are members, there is no outstanding liability of the Seller or any of its Affiliates to any such funds and all such funds are fully funded to meet all potential claims for benefits by any and all such employees and any former employee.
     4.14 Taxes. All Taxes have been or will be paid by Seller for all periods (or portions thereof) prior to and including the Closing Date. Seller and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete. There are no liens for Taxes on any of the Purchased Assets. Seller has complied with all record keeping and tax reporting obligations relating to sales taxes and income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to the Business. US Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to Seller’s knowledge, threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes.
     4.15 Compliance with Law. The operation of the Business has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.
     4.16 Products. Each of the products and services produced, sold or provided by Seller in connection with the Business is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in connection with the sale of such product or service. There is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use.
     4.17 Product Liability. There are no claims, actions, suits, inquiries, proceedings or investigations pending by or against Seller, relating to any products the Business and containing allegations that such products are defective or were improperly designed or manufactured or improperly labeled or otherwise improperly described for use.
     4.18 Litigation; Other Claims.
          (a) There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller, or any of its officers, directors or shareholders, relating to the Business, the Purchased Assets or Seller’s employees which are currently pending or threatened, at law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Seller aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and no Governmental Entity has at any time challenged or questioned the legal right of Seller to manufacture, offer or sell any of its products or services in the present manner or style thereof.
          (b) There are no grievance or arbitration proceedings pending or threatened, and there are no actual or threatened strikes or work stoppages with respect to the Business, the Purchased Assets or Seller’s employees, nor is Seller aware of any basis for such proceedings or events.
     4.19 Defaults. Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to have a Material Adverse Effect on the Business or any of the Purchased Assets. There does not exist any default by Seller or by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Seller as part of the operations of the Business which could reasonably be expected to have a Material and Adverse Effect on the Business or the Purchased Assets, and no notices of breach thereof have been received by Seller.

     4.20 Full Disclosure. Neither this Agreement nor any other agreement, exhibit, schedule or officer’s certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or, in light of the facts stated therein, omits to state any material fact necessary in order to make the statements contained in such document not misleading.
     4.20 Brokers and Finders. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.
     4.21 Fair Consideration; No Fraudulent Conveyance. The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Purchased Assets after the Closing.
     4.22 Insurance. The Seller Disclosure Schedule lists all insurance policies and fidelity bonds covering the Purchased Assets. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no threatened termination of, or material premium increase with respect to, any of such policies.
5. Representations and Warranties of Buyer
     Buyer represents and warrants to Seller as follows:
     5.1 Organization. Buyer is a corporation duly formed and validly existing under the laws of California, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.
     5.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Buyer, and no other act or proceeding on the part of Buyer or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.
     5.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.
     5.4 Consent and Approvals. There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for filings (a) which are referred to in the Seller Disclosure Schedule or (b) the failure of making which would not have a Material Adverse Effect on the transactions contemplated hereby.
     5.5 No Violation. Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound.
     5.6 Adequate Funds. As of the date the parties execute this Agreement, Buyer has sufficient cash on hand to pay the Purchase Price and otherwise consummate the transactions contemplated by this Agreement.
6. Covenants.
     6.1 Access to Information.
          (a) Prior and subsequent to the Closing, Seller will permit Buyer to make a full and complete investigation of the Purchased Assets and to receive from Seller all information of

Seller relating to the Purchased Assets or reasonably related to Seller’s conduct of the Business. Without limiting this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller relating to the Purchased Assets or reasonably related to Seller’s conduct of the Business and allow Buyer and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review. This Section 6.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Seller shall maintain and make available the information and records specified in this Section 6.1(a) in the ordinary course of Seller’s business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.
          (b) At all times following the Closing, each party shall provide the other party (at such other party’s expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes, or other matters that may be related to or involving the Assets.
     6.2 Third Party Consents. Seller and Buyer shall use commercially reasonable efforts to obtain, within the applicable time periods required, all Required Consents (including without limitation all required Contract assignments), waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, the Buyer in the Purchased Assets.
     6.3 Certain Notifications. At all times prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Section 8 or Section 9 of this Agreement.
     6.4 Best Efforts. The Seller shall use its best efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing set forth in Section 8 below, (ii) to cause to be performed all of the matters required of it at the Closing and (iii) to cause the Contracts to be assigned to Buyer.
     6.5 Seller’s Conduct of the Business Prior to Closing. During the period from the date of this Agreement to the Closing Date, Seller will conduct the Business in its ordinary and usual course, consistent with past practice, and will use all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of the Business, to retain the employees, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships with the Business. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business, and any material event involving the Business or the Purchased Assets. Without limiting the generality of the foregoing, and except as approved in writing by Buyer in advance, prior to the Closing, Seller:

          (a) will not create, incur or assume (i) any borrowings under capital leases, or (ii) any obligation which would in any material way affect the Business, the Purchased Assets or Buyer’s ability to conduct the Business in substantially the same manner and condition as conducted by Seller on the date of this Agreement;
          (b) will not change in any manner the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any employee;
          (c) will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Purchased Assets;
          (d) will not acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business.
          (e) will not sell, dispose of or encumber any of the Purchased Assets or license any Purchased Assets to any Person;
          (f) will not enter into any agreements or commitments relating to the Business, except on commercially reasonable terms in the ordinary course of business of the Business;
          (g) will comply in all material respects with all laws and regulations applicable to the Business;
          (h) will not enter into any agreement with any third party for the distribution of any of the Purchased Assets;
          (i) will use reasonable efforts to assist Buyer in employing after the Closing Date those employees to whom offers of employment are made by Buyer, and will not (and will cause its Affiliates not to) solicit such employees to remain in the employ of Seller or any of its Affiliates after the Closing Date;
          (j) will not change or announce any change to the products or services sold by the Business except with Buyer’s written consent or at Buyer’s request;
          (k) will not expand the use of the Purchased Assets within the organization of Seller;
          (l) will not violate, amend or otherwise change in any way the terms of any contracts relating to the Purchased Assets; and
          (m) will not commence a lawsuit related to or involving the Purchased Assets other than (i) for the routine collection of bills; (ii) for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages, provided that Seller has obtained the prior written consent of Buyer, such consent not to be unreasonably withheld; or (iii) for a breach of this Agreement.

     6.6 No Other Bids. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Purchased Assets) any Acquisition Proposal, or make any statements to third parties which may reasonably be expected to lead to any Acquisition Proposal, or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning any Acquisition Proposal.
     6.7 Post-Closing Access to Information. If, after the Closing Date, in order properly to operate the Business or prepare documents or reports required to be filed with governmental authorities or Buyer’s financial statements, it is necessary that Buyer obtain additional information within Seller’s possession relating to the Purchased Assets or the Business, Seller will furnish or cause its representatives to furnish such information to Buyer. Such information shall include, without limitation, all agreements between Seller and any Person relating to the Business. Seller shall maintain and make available the information and records specified in this Section 6.7 for a period of ten (10) years after the Closing Date.
     6.8 Post-Closing Cooperation. Seller agrees that, if reasonably requested by Buyer, it will cooperate with Buyer, at Buyer’s expense, in enforcing the terms of any agreements between Seller and any third party involving the Business, including without limitation terms relating to confidentiality and the protection of intellectual property rights. In the event that Buyer is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name. If such assignment still does not permit Buyer to enforce its intellectual property rights against the third party, Seller agrees to initiate proceedings against such third party in Seller’s name, provided that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the expenses of such proceedings.
     6.9 Public Announcements. Until otherwise mutually agreed, Buyer and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits and schedules hereto) and the transactions contemplated herein. Neither Buyer nor Seller will make any public disclosure with respect to the transactions contemplated herby or with respect to the Closing unless both parties mutually agree on the text and timing of such public disclosure. Notwithstanding the foregoing, nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity as may be required by law, provided however, that the parties shall consult with each other and use all reasonable efforts to agree on the content and manner of any disclosure that may be permitted or required in the future.
     6.10 Post-Closing Actions. Subsequent to the Closing Date, Seller shall, from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, in accordance with the terms of this Agreement. Buyer shall deliver a check payable to Seller in the amount of the Purchase Price within seven (7) business days of the Closing Date.
     6.11 Non-Competition Agreement.
          (a) In consideration of the Buyer entering into this Agreement to acquire substantially all of the tangible assets of the Business, Seller undertakes that for thirty (30) months after the Closing Date neither it nor any Affiliate of it will:
               (i) participate, assist or otherwise be directly or indirectly involved or concerned, financially or otherwise, as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee, financier or otherwise in any business or activity which is the same as or substantially similar to the Business or any material part of it (a “Restricted Business”);
               (ii) solicit, canvass, induce or encourage directly or indirectly any employee of Buyer to leave the employment of Buyer, nor shall it hire any employee who left the employment of Buyer during such thirty (30) month period without Buyer’s prior written consent, not to be unreasonably withheld in the case of an employee for whom Buyer no longer can provide a viable position; or
               (iii) solicit, canvass, approach or accept any offer from any person or entity who was at any time during the twenty-four (24) months immediately preceding the Closing Date a customer or supplier of the Business with a view to establishing a relationship with or obtaining the patronage of that person or entity in a Restricted Business.
Notwithstanding the foregoing, it is understood that Buyer and Seller and their respective Affiliates may from time to time sell to or purchase from, or solicit sales or purchases to or from, the same suppliers and/or customers. Such sales, purchases and solicitations are not precluded under this Agreement except to the extent any such sales, purchases or solicitations by Seller or its Affiliates are made with respect to Products or services in the Restricted Business or are intended to benefit or support the participation of Seller or its Affiliates in the Restricted Business.
          (b) If any of the separate and independent covenants and restraints referred to in clause (a) of this Section 6.11 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any other separate and independent covenants and restraints.
          (c) If any prohibition or restriction contained in clause (a) of this Section 6.11 is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable if that activity was deleted or that period or area was reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.
          (d) Seller acknowledges that:

               (i) the prohibitions and restrictions contained in clause (a) of this Section 6.11 are reasonable and necessary; and
               (ii) Seller has received valuable consideration for agreeing to the covenants in clause (a) of this Section 6.11.
          (e) Seller and Buyer acknowledge and agree that it will be difficult to compute the amount of damage or loss to Buyer if Seller violated any of their agreements under this Section 6.11, that Buyer will be without an adequate legal remedy if Seller violated the provisions of this Section 6.11, and that any such violation may cause substantial irreparable injury and damage to Buyer not fully compensable by monetary damages. Therefore, Seller and Buyer agree that in the event of any violation by Seller of this Section 6.11, Buyer shall be entitled (i) to recover from Seller monetary damages, (ii) to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type, and (iii) to seek any other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.
     6.12 Permits. Seller will assist Buyer in obtaining any licenses, permits or authorizations required for carrying on the Business but which are not transferable.
     6.13 Taxes. Buyer shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Seller from, any sales or use, import or export, value added or similar tax or duty, transfer, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transfer of the Purchased Assets pursuant to this Agreement or otherwise as a direct result of the transactions contemplated by this Agreement.
     6.14 Confidential Information. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall not disclose such Confidential Information to any third party without the prior written consent of the Disclosing Party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own Confidential Information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party hereby acknowledges as to the other’s Confidential Information that such Confidential Information is commercially and competitively valuable, that, by this Agreement, each party is taking reasonable steps to protect its legitimate interest in its Confidential Information and that the restrictions contained in this Agreement are reasonably necessary in order to protect each party’s legitimate interest in its Confidential Information. For the avoidance of doubt, the parties hereby acknowledge and agree that all information relating to the Assets being transferred to Buyer by Seller hereunder and personnel information (including without limitation social security numbers or other employment and tax identification numbers, salary and performance information) relating to the Transferred Employees (collectively, “Transaction Related Information”) shall hereafter be considered Confidential Information of Buyer to the maximum extent such information has not been previously disclosed by Seller to third parties who are not bound by an obligation of confidentiality with respect thereto. The parties further agree that the exceptions to Confidential Information set forth in subparts (ii), (iii) and (iv) of the last sentence of Section 1.1(h) shall not be applicable to Seller’s confidentiality obligations with respect to any Transaction Related Information.
7. Employee Matters
     7.1 Transferred Employees.
          (a) Offers of Employment. Subject to and in accordance with the provisions of this Section 7, Buyer or one of its Affiliate has made offers of employment to employees of Seller who were employed by Seller in the Business as of December 22, 2006 (the “Employees”). Seller acknowledges that it cooperated with Buyer to identify those employees of Seller who are [*****] for the [*****] (the “[*****]”). Other Employees engaged in the Business who are not designated as [*****] may hereinafter be referred to as “[*****]”. Seller hereby acknowledges and agrees that prior to the Closing, it authorized Buyer to contact any or all of the Employees for the purpose of making offers of employment to each of them with Buyer (or any Affiliate or co-employer designated by Buyer) and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Contingent upon the Closing having occurred, Buyer (or applicable Affiliates or co-employers designated by Buyer) shall be deemed to have hired effective as of January 1, 2007 (the “Employment Date”) those Employees to whom it made an offer of employment in accordance with this Section 7.1 and who accepted such offer in the manner and within the time frame reasonably established by Buyer. Each such Employee who actually transferred to employment with Buyer (or any Affiliate or co-employer designated by Buyer) on the Employment Date and who shall continue to be employed by Seller on the Closing Date is hereafter referred to as a “Transferred Employee.” Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks. Notwithstanding anything herein, Buyer shall not be obligated to hire any Employee unless an offer of employment has been made to, and accepted by, such Employee; in addition, Buyer shall have no obligation to hire any Employees of Seller after the Employment Date.
          (b) Transition. Contingent upon the Closing having occurred, the employment by Seller of the Transferred Employees shall be deemed to have ended at the close of business on December 31, 2006 and the employment of the Transferred Employees by Buyer shall be deemed to have commenced at 12:01 a.m. on the Employment Date. The terms of employment with Buyer (or Buyer’s designated co-employer or Affiliate) shall be as mutually agreed to between each Transferred Employee and Buyer (or Buyer’s designated co-employer or Affiliate, as the case may be), subject to the provisions of this Section 7.1. Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, stock or stock options or any other sums due to any Transferred Employee that accrued before the Employment Date. Seller will be fully responsible for all amounts payable to any Employee, including (without limitation) all termination payments, redundancy compensation, severance pay, accrued vacation pay and other amounts payable in respect of the termination of employment of any Employee in connection with the sale of the Purchased Assets to Buyer. In addition, Seller will be fully responsible for all amounts owing to Transferred Employees prior to the Employment Date. Notwithstanding the foregoing, Buyer will assume all of the rights, obligations and liabilities related to the Labor Condition Application (LCA) and immigration petitions of those Transferred Employees who are foreign national employees, and Buyer (or its designated Affiliate or co-employer) will be a “successor in interest” employer as the USCIS defines that term.
          (c) Retention of Employees Prior to Closing. Seller agrees that it used its best efforts to retain the Employees as employees of the Business until the Employment Date, and it assisted Buyer in securing the employment as of the Employment Date of those Employees to whom Buyer (or the co-employer or Affiliate designated by Buyer) made offers of employment under subsection (a) above. Seller acknowledges and agrees that it did not transfer any Employee to employment with Seller outside of the Business prior to the Employment Date or without the consent of Buyer. Prior to the Employment Date, Buyer had the right to request Seller to hire additional employees for the Business, in which case Seller agreed to use commercially reasonable efforts to identify and hire such employees.
     7.2 Compensation and Benefits of Transferred Employees. Contingent upon the Closing having occurred, coverage for Transferred Employees under Buyer’s compensation and benefit plans and other programs shall be deemed to have commenced as of 12:01 a.m. on the Employment Date. Buyer is and shall continue be free to establish its own employee benefit plans; Buyer has and shall continue to have no obligation to offer benefit plans of the same type or with terms similar to or better than the terms of Seller’s current employee benefit plans, and Buyer shall not assume, nor have any obligation to replace or convert any Seller stock options previously granted by Seller to any Transferred Employees. Buyer may, at its option however, give each Transferred Employee credit for such Transferred Employee’s years of most recent continuous service with Seller for purposes of determining participation and benefit levels under all of Buyer’s vacation policies and benefit plans and programs.
     7.3 Other Employees of the Business. With respect to each Employee of the Business as of the Closing Date to whom Buyer has not made an offer of employment (each a “Non-Transferred Employee”), Seller agrees that all such Non-Transferred Employees shall continue to be employees of Seller other than in connection with the Business. Seller further acknowledges that the Non-Transferred Employees shall not be employees of Buyer after the Closing (or after the Employment Date).
     7.4 No Right to Continued Employment or Benefits. No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with Seller or Buyer (or any Affiliate or designated co-employer of Seller or Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, Buyer or any Affiliate or designated co-employer of Seller or Buyer. Except as otherwise expressly provided in this Agreement, Buyer is and has been under no obligation to hire any employee of Seller, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of Seller whom Buyer has chosen not to employ.
     7.5 No Solicitation or Hire by Seller. After the Employment Date, Seller agrees not to solicit any Transferred Employee for employment without Buyer’s prior written consent. For purposes of this Section 7.5, the term “solicit” shall not include the following activities by Seller: (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees; and (ii) participation in any hiring fair or similar event open to the public not targeted at Buyer’s employees.
8. Conditions to Buyer’s Obligations
     The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:
     8.1 Representations and Warranties True; Performance; Certificate.
          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;
          (b) Seller shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;
          (c) The conditions set forth in this Section 8 have been fulfilled or satisfied, unless otherwise waived in writing by Buyer; and
          (d) Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying to the matters set forth in Sections 8.1(a) and 8.1(b) above.
     8.2 Consents. All Governmental Authorizations, Required Consents and consents required to transfer and assign any of the Purchased Asset to Buyer on the terms and conditions provided to Seller, without change as a result of the transfer to Buyer, shall have been obtained.
     8.3 No Proceedings or Litigation.
          (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

          (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages or which may have a Material Adverse Effect on the Business or the Purchased Assets.
     8.4 Documents. This Agreement, the exhibits and schedules attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller at the Closing and all actions of Seller required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel and shall be in full force and effect.
     8.5 Governmental Filings. The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer’s legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.
     8.6 No Material Adverse Change. There shall have been no change that could have a Material Adverse Effect on the Purchased Assets or the Business on the Closing Date as compared with the date of this Agreement.
     8.7 Execution and Delivery of Asset Purchase Agreement, Escrow Agreements between Seller and SiS-Cayman and Employee Retention Bonus Plan. Concurrently with the execution and delivery of this Agreement, Seller and SiS-Cayman shall have executed and delivered the SiS-Cayman Agreement. In addition, the parties hereto acknowledge and agree that SiS-Cayman, Buyer and Chinatrust Commercial Bank (Taiwan) (“Escrow Agent”) shall use diligent efforts to finalize, execute and deliver on or before February 28, 2007 that certain Escrow Agreement between them (the “SiS-Cayman Escrow Agreement”), pursuant to which SiS-Cayman shall withhold from the purchase price under the SiS-Cayman Agreement two million dollars ($2,000,000.00) and deposit such amount into a designated escrow account (the “Escrow Fund”) from which any claims by SiS-Cayman, Buyer or any of their respective Affiliates against Seller for any Damages (as defined herein below in Section 10.2) shall be paid. In addition, the parties hereto acknowledge and agree that SiS-Cayman, Buyer and Escrow Agent shall use diligent efforts to finalize, execute and deliver that certain Escrow Bonus Agreement between them (the “Escrow Bonus Agreement”), pursuant to which Seller shall set aside [*****] dollars ($[*****]) out of the purchase price to be received by Seller under the SiS-Cayman Agreement and deposit such amount into a designated bonus escrow account (the “Bonus Escrow Fund”) from which bonuses shall be paid to those Transferred Employees who remain in the employment of Buyer or an Affiliate of Buyer or a designated co-employer of either as of the first and second anniversaries of the Employment Date. In addition, SiS-Cayman and Seller shall have delivered the Employee Retention Bonus Plan attached as an exhibit to the SiS-Cayman Agreement.
     8.8. Acceptance of Offers of Employment from Transferred Employees. Buyer shall have received acceptances of offers of employment from at least [*****] of the [*****] and at least [*****] of the [*****] prior to December 22, 2006.
     8.9 Legal Opinion. Buyer shall have received a legal opinion from Orrick, Herrington & Sutcliffe, LLP, legal counsel to Seller, dated the Closing Date, in a form satisfactory to Buyer.
     8.10 Transition Services Agreement. SiS-Cayman and certain other Affiliates of Buyer shall each have entered into a Transition Services Agreement with Seller in the form attached hereto as Exhibit B, pursuant to which Seller shall provide certain “Transition Services” (as defined in the Transition Service Agreement) to the indicated Affiliate of Buyer for a period of up to twelve (12) months following the Closing at a price equal to Seller’s direct cost to provide such Transition Services plus 5% or such other monthly amounts set forth therein.
9. Conditions to Seller’s Obligations
     The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:
     9.1 Representations and Warranties True; Performance.
          (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;
          (b) Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;
          (c) Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Buyer on behalf of Buyer certifying to the matters set forth in Sections 9.1(a) and 9.1(b) above.
     9.2 No Proceeding or Litigation.
          (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

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          (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Purchased Assets or asserting that the sale of the Assets would be illegal or create liability for damages.
     9.3 Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.
     9.4 Governmental Filings. The parties shall have made any filing required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller’s legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.
10. Escrow and Indemnification
     10.1 Survival of Representations and Warranties. All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement, in the SiS Cayman Agreement or in any instrument delivered pursuant hereto or thereto shall survive the consummation of the transactions contemplated hereby and continue until the end of eighteen (18) months after the Closing Date (the “Escrow Termination Date”); provided that if any claims for indemnification have been asserted with respect to any such representations, warranties and covenants prior to the Escrow Termination Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any claims, and provided, further, that representations, warranties and covenants relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants to be performed after the Closing Date shall continue indefinitely.
     10.2 Indemnification. Subject to the limitations set forth in this Section 10, from and after the Effective Time, Seller shall protect, defend, indemnify and hold harmless Buyer and Buyer’s Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “Damages”), that any of the Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or in the SiS-Cayman Agreement, including any exhibits or schedules attached hereto or thereto, known to Buyer prior to the Escrow Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer. The Buyer and Seller agree to treat any indemnification payment made pursuant to this Agreement or the SiS-Cayman Agreement as an adjustment to the Purchase Price for federal, state and local income tax purposes.
     10.3 Damages Threshold. Buyer shall have the right to make claims for any Damages experienced hereunder against the Escrow Fund established by SiS-Cayman and Seller pursuant to the terms of the this Agreement, the SiS-Cayman Agreement and the SiS-Cayman Escrow Agreement. Notwithstanding the foregoing, Buyer may not receive any amount of consideration (“Escrow Consideration”) from the Escrow Fund unless and until a certificate or certificates signed by an officer of Buyer (each, an “Officer’s Certificate”) identifying Damages in the aggregate amount in excess of $[*****] (the “Escrow Threshold”) for claims under this Agreement together with claims submitted by an officer of SiS-Cayman under the SiS-Cayman Agreement have been delivered to the Escrow Agent and such amount is determined pursuant to this Section 10 to be payable, in which case upon the Escrow Termination Date Buyer shall be entitled to receive Escrow Consideration equal in value to the full amount of such Damages without deduction. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Buyer shall be disregarded.
     10.4 Escrow Period. The Escrow Consideration shall be retained by the Escrow Agent until the Escrow Termination Date. Subject to the last sentence of this Section 10.4, upon the Escrow Termination Date, the Escrow Agent shall deliver to Buyer such amount of the Escrow Consideration as shall have been determined by the parties to be payable to Buyer pursuant to Officer’s Certificates delivered to Seller and Escrow Agent during the Escrow period in accordance with Section 10.3 herein above, and the Escrow Agent shall deliver to Seller the remaining Escrow Consideration; provided, however, that the amount of Escrow Consideration, which in the reasonable judgment of Buyer, subject to the objection of the Escrow Agent and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date, shall remain in the possession of the Escrow Agent until such claims have been resolved. As soon as all such claims have been resolved, any remaining Escrow Consideration not required to satisfy such claims shall be distributed to Seller. Notwithstanding the foregoing, any fees owed to the Escrow Agent and any taxes that may be payable (including taxes of the owner of the Escrow Consideration) due to accrued interest on funds held by the Escrow Agent shall be paid from the Escrow Fund prior to the final distribution of remaining Escrow Consideration to Seller and all remaining accrued interest on the Escrow Consideration shall be paid to Buyer.
     10.5 Method of Asserting Claims. All claims for indemnification by the Buyer or any other Indemnified Person pursuant to this Section 10 shall be made in accordance with the provisions of the SiS-Cayman Escrow Agreement.
     10.6 Damages Limitation. Subject to Section 11.3 below and the following sentence, the maximum liability of Seller to the Indemnified Persons taken together for all Damages arising with respect to this Agreement and/or the SiS-Cayman Agreement shall be limited to $2,000,000.00. Notwithstanding the foregoing the limitations of this Section 10.6 shall not apply

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to indemnification for breaches of the representations and warranties contained in Sections 4.2, 4.9(b), and 4.22, any breach of any covenant made by Seller hereunder or any Excluded Liability.
11. Termination.
     11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
          (a) By mutual written consent of Buyer and Seller;
          (b) By either party, if the other party goes into liquidation, has an application or order made for its winding up or dissolution, has a resolution passed or steps taken to pass a resolution for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets; or
          (c) By Buyer or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
          (d) By Buyer if the Closing does not occur by February 28, 2006.
     11.2 Procedure and Effect of Termination. In the event of termination of this Agreement by any or all of the parties pursuant to Section 11.1, written notice shall be given to each other party specifying the provision of Section 11.1, pursuant to which such termination is made and shall become void and there shall be no liability on the part of Buyer or Seller (or their respective officers, directors, partners or Affiliates), except as a result of any breach of this Agreement by such party or to the extent such a party is entitled to indemnification under Section 10 of this Agreement.
     11.3 Break-Up Provision. In the event Seller or any Affiliate of Seller breaches Section 6.6 hereof and such breach prevents the parties from consummating the transactions contemplated hereunder, then Seller shall return the refundable deposit of $1,500,000.00 (the “Deposit”) paid to Seller by Silicon Integrated Systems Corporation of Hsin-Chu, Taiwan, the sole shareholder of Buyer (“Parent”), to Parent within five (5) Working Days of the earlier of the Termination Date or the date on which Seller notifies Buyer that it does not intend to consummate the Closing. If Seller fails to effect the Closing hereunder and has also received an Acquisition Proposal, then Seller shall pay Buyer an additional amount equal to $1,500,000.00 within five (5) Working Days of the earlier of the closing of the transaction contemplated by such Acquisition Proposal, or the date on which Seller notifies Buyer that it does not intend to consummate the Closing.
     11.4 Buyer Liability. All covenants to be performed by Buyer prior to the Closing Date, and all representations and warranties of Buyer in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate as of the Closing Date and shall not survive thereafter, provided however that the representation and warranty of Buyer contained in Section

5.2 shall survive indefinitely. After the parties have executed this Agreement but prior to the Closing, if Buyer breaches any Buyer representation or warranty or covenant, or if Buyer terminates the Agreement for any reason and fails to effect the Closing, Buyer’s maximum liability to Seller and Seller’s Affiliates, and their respective officers, directors, employees, representatives, agents and shareholders, under both this Agreement and the SiS-Cayman Agreement shall not exceed the amount of the good faith fully refundable deposit of $1,500,000.00 previously paid to Seller by Silicon Integrated Systems Corporation of Hsin-Chu, Taiwan, ROC, the sole shareholder of Buyer (“Parent”), after execution by Seller and Parent of that certain Letter of Intent dated December 7, 2006 regarding the transactions contemplated hereunder and pursuant to the SiS-Cayman Agreement. Notwithstanding the foregoing the limitations of this Section 11.4 shall not apply to Buyer’s liability for breach of the representation and warranty contained in Section 5.2, any breach of any covenant made by Buyer which is to be performed after the Closing hereunder or any Assumed Liability.
     12. Dispute Resolution.
     12.1 Required Negotiation. Subject to the rights of the parties set forth in Section 12(c) below, in case of any dispute between the parties relating to this Agreement, transfer of the Assets, payment therefor, or other matters governed by the terms of this Agreement, Seller and Buyer shall attempt in good faith to resolve such dispute for a period of 15 days after notice thereof has been delivered by the party seeking relief to the other party or parties involved (the “Negotiation Period”). Each party shall designate an executive who is knowledgeable about the facts giving rise to the dispute, and the executives shall confer and seek to resolve the dispute in a manner that is acceptable to both parties. If the executives should so agree during the Negotiation Period, a memorandum setting forth such agreement shall be prepared and signed by the parties and the matter shall be handled accordingly.
     12.2 Arbitration. If no such agreement has been reached by the end of the Negotiation Period, any party may demand arbitration of the matter unless the amount of any claimed damages from the dispute is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained by settlement or a non-appealable decision of a court of competent jurisdiction or all the parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by a single arbitrator, selected by mutual agreement of the parties or otherwise in accordance with the then prevailing rules of the American Arbitration Association as adopted by the State of California. The arbitration shall be conducted in Santa Clara County, California. The written decision of the arbitrator shall be binding and conclusive upon the parties, and the parties shall be entitled to act in accordance with such decision. The arbitrator shall award reimbursement to the prevailing party in the arbitration of its reasonable expenses of the arbitration (including costs and reasonable attorneys’ fees). The award of the arbitrator shall be the sole and exclusive monetary remedy of the parties and shall be enforceable in any court of competent jurisdiction.
     12.3 Enforcement of Equitable Rights. Notwithstanding the foregoing, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof.
13. Miscellaneous.
     13.1 Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 12.1 shall be binding upon the parties and their respective successors and assigns.
     13.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     13.3 Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of Santa Clara County, California.
     13.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
     13.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     13.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
     13.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     13.8 Entire Agreement. This Agreement and the documents referred to herein are the product of both of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.
     13.9 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.
     13.10 No Assignment. This Agreement may not be assigned by Seller without the express written consent of Buyer.
     13.11 Fees and Expenses. Each party shall bear its own fees and expenses (including the fees and expenses of its financial, legal, accounting and other advisors) incurred in the negotiation, documentation and delivery of the Agreement and the transactions contemplated hereby, whether or not the Closing occurs.
[Signature pages follow]

     This Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

SILICON INTEGRATED SYSTEMS CORPORATION

By:

Name:

Title:

Address:

Facsimile:

ESS TECHNOLOGY, INC.

By:

Name:

Title:

Address:

Facsimile:

ESS TECHNOLOGY INTERNATIONAL, INC.

By:

Name:

Title:

Address:

Facsimile:

List of Exhibits and Schedules

Exhibit A	Bill of Sale
Exhibit B	Form of Transition Services Agreement

Schedule 1.1(i)	Governmental Authorizations
Schedule 2.1(a)	Purchased Assets (including all Tangible Personal Property used in the Business)
Schedule 2.1(b)	Contracts
Schedule 2.1(d)	Permits
Schedule 2.2	Excluded Assets
Schedule 4.6	Required Consents
Schedule 4.9(b)	Restrictions on Purchased Assets
Schedule 4.12	Seller Employees

Seller Disclosure Schedule
Seller Counsel Legal Opinion